Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report which contains an explanatory paragraph relating to substantial doubt with respect to the Company’s ability to continue as a going concern, dated February 16, 2006 relating to the financial statements of Symbollon Pharmaceuticals, Inc. for the years ended December 31, 2005 and 2004, included in this Form 10-K into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-86704, 333-30467, 333-30359 and 333-80368) and Form SB-2 (File Nos. 333-109772 and 333-124687).

/s/Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

March 31, 2006
Boston, Massachusetts